Exhibit 99.2

INSTRUCTIONS FOR USE OF GAINSCO, INC.
SUBSCRIPTION CERTIFICATES

CONSULT MORROW & CO., INC., YOUR BANK OR YOUR BROKER
AS TO ANY QUESTIONS

The following instructions relate to a rights offering (the “Rights Offering”) by GAINSCO, INC., a Texas corporation (the “Company”), to the holders of its common stock, par value $0.10 per share (“Common Stock”), as described in the Company’s prospectus dated           , 2006 (the “Prospectus”). Holders of record of Common Stock at the close of business on October 13, 2006 (the “Record Date”) will receive .2222 of a subscription right for each share of Common Stock held by them as of the close of business on the Record Date. Subscription Rights exercisable to purchase up to an aggregate of 4,535,000 shares of Common Stock are being distributed in connection with the Rights Offering. Each whole Subscription Right is exercisable, upon payment of $4.00 (the “Subscription Price”), to purchase one share of Common Stock (the “Basic Subscription Right”).

In addition, each Subscription Rights holder who exercises their Basic Subscription Rights in full will be eligible to subscribe (the “Over-Subscription Right”) at the Subscription Price for shares of Common Stock that are not otherwise purchased pursuant to the exercise of Rights by other Subscription Rights holders under the Basic Subscription Rights (the “Excess Shares”), subject to availability and proration as described below. Shares of Common Stock will be available for purchase pursuant to the Over-Subscription Rights only to the extent that any shares of Common Stock are not subscribed for pursuant to the Basic Subscription Rights (the “Underlying Shares”). If there are not enough Excess Shares to satisfy all subscriptions made under the Over-Subscription Rights, the Company will allocate the remaining Excess Shares pro-rata (subject to the elimination of fractional shares) among those Subscription Rights holders who exercised their Over-Subscription Rights, in proportion to the number of Underlying Shares each beneficial holder exercising the Over-Subscription Rights has purchased pursuant to the Basic Subscription Rights; provided, however, that if such pro-rata allocation results in any Subscription Rights holder being allocated a greater number of Excess Shares than such holder subscribed for pursuant to the exercise of such holder’s Over-Subscription Rights, then such holder will be allocated only such number of Excess Shares as such holder subscribed for and the remaining Excess Shares will be allocated among all other holders exercising the Over-Subscription Rights on the same pro-rata basis outlined above. Such proration will be repeated until all Excess Shares have been allocated to the full extent of the Over-Subscription Rights. See “The Offering—The Subscription Rights—Over-Subscription Rights” in the Prospectus.

No fractional Subscription Rights or cash in lieu thereof will be issued or paid. The total number of Subscription Rights issued to each shareholder will be rounded up to the next largest whole number.

The Subscription Rights will expire at 5:00 p.m., New York City time, on           , 2006 (as it may be extended, the “Expiration Date”).

The number of Subscription Rights to which you are entitled is printed on page 1 of your Subscription Certificate. You should indicate your wishes with regard to the exercise of your Subscription Rights by completing the appropriate sections of your Subscription Certificate and returning the Subscription Certificate to the Subscription Agent in the envelope provided.

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, THE SUBSCRIPTION AGENT, MUST RECEIVE YOUR COMPLETED SUBSCRIPTION CERTIFICATE OR YOUR NOTICE OF GUARANTEED DELIVERY ON OR BEFORE THE EXPIRATION DATE. IN ADDITION, THE SUBSCRIPTION AGENT MUST RECEIVE PAYMENT OF THE SUBSCRIPTION PRICE, INCLUDING FINAL CLEARANCE OF ANY CHECKS, FOR ALL SUBSCRIPTION RIGHTS EXERCISED ON OR BEFORE THE EXPIRATION DATE.

1.     Subscription Rights.   To exercise Subscription Rights, properly complete and execute your Subscription Certificate and send it, together with payment in full of the Subscription Price for each share of Common Stock subscribed for pursuant to the Basic Subscription Rights and the Over-Subscription Rights, to Continental Stock Transfer & Trust Company. Delivery of the Subscription Certificate must be made by mail, by hand delivery or by overnight delivery. FACSIMILE DELIVERY OF THE SUBSCRIPTION CERTIFICATE WILL NOT BE ACCEPTED AND WILL NOT CONSTITUTE VALID DELIVERY. All payments must be made in United States dollars by (a) check or bank draft (cashier’s check) drawn on a U.S. bank or money order payable to “Continental Stock Transfer & Trust Company, AAF GAINSCO, INC.” or (b) wire transfer of immediately available funds to the account maintained by the Subscription Agent for such purpose specified in the Subscription Certificate. The Subscription Price will be deemed to have been received by the Subscription Agent under the conditions described in the paragraph below entitled “Acceptance of Payments.”

Nominee Holders.   Banks, brokers, trusts, depositaries or other nominee holders of the Subscription Rights who exercise the Subscription Rights on behalf of beneficial owners of Subscription Rights will be required to certify to the Subscription Agent and the Company, on a Nominee Holder Certification Form, as to the aggregate number of Subscription Rights that have been exercised by each beneficial owner of Subscription Rights on whose behalf such nominee holder is acting.

Acceptance of Payments.   Payments will be deemed to have been received by the Subscription Agent only upon (a) the clearance of any uncertified check, (b) the receipt by the Subscription Agent of any certified check or bank draft (cashier’s check) drawn on a U.S. bank, money order or (c) immediately available funds transferred through a wire transfer. IF PAYING BY UNCERTIFIED PERSONAL CHECK, PLEASE NOTE THAT THE FUNDS PAID THEREBY MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR FOLLOWING RECEIPT BY THE SUBSCRIPTION AGENT. ACCORDINGLY, HOLDERS OF SUBSCRIPTION RIGHTS WHO WISH TO PAY THE SUBSCRIPTION PRICE BY MEANS OF UNCERTIFIED PERSONAL CHECKS ARE URGED TO MAKE PAYMENT SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO ENSURE THAT THE SUBSCRIPTION AGENT RECEIVES CLEARED PAYMENT BY SUCH DATE. YOU ARE URGED TO CONSIDER PAYMENT BY MEANS OF A CERTIFIED CHECK, BANK DRAFT (CASHIER’S CHECK) OR MONEY ORDER.

Procedures for Guaranteed Delivery of a Subscription Certificate.   If you are unable to deliver a properly completed Subscription Certificate to the Subscription Agent on or before the Expiration Date, you may cause a written guarantee of delivery substantially in the form available from the Subscription Agent (the “Notice of Guaranteed Delivery”), from a commercial bank, trust company, securities broker or dealer, credit union, savings association or other eligible guarantor institution which is a member of or a participant in a signature guarantee program acceptable to the Subscription Agent, to be received by the Subscription Agent on or prior to the Expiration Date together with payment in full of the applicable Subscription Price. Such Notice of Guaranteed Delivery must state your name, the number of Subscription Rights represented by your Subscription Certificate and the number of Subscription Rights being exercised pursuant to the Basic Subscription Rights and the Over-Subscription Rights. A Notice of Guaranteed Delivery will guarantee the delivery of your properly completed and executed Subscription Certificate within three business days following the date of the execution of the Notice of Guaranteed Delivery. If this procedure is followed, the Subscription Agent must receive your Subscription Certificate within three business days of the date of execution of the Notice of Guaranteed Delivery. Additional copies of the Notice of Guaranteed Delivery may be obtained upon request from the Information Agent at the address, or by calling the telephone number, indicated below.

Banks, brokers and other nominee holders of Subscription Rights who exercise Subscription Rights on behalf of beneficial owners of Subscription Rights will be required to certify to the Subscription Agent and to the Company as to the aggregate number of the Basic Subscription Rights and Over-Subscription Rights that have been exercised by each beneficial owner of Subscription Rights on whose behalf such nominee holder is acting and the number of Underlying Shares that are being subscribed for pursuant to the Over-Subscription Rights, by each beneficial owner of Rights (including such nominee itself) on whose behalf such nominee holder is acting. If more Excess Shares are subscribed for pursuant to the Over-Subscription Rights than are available for sale, the Excess Shares will be allocated, as described above, among beneficial owners exercising the Over-Subscription Rights in proportion to such owners’ exercise of Rights pursuant to the Basic Subscription Rights.

Contacting the Subscription Agent and Information Agent.   The address, telephone and facsimile numbers of the Subscription Agent are as follows:

Continental Stock Transfer & Trust Company
17 Battery Place, 8th Floor
New York, New York 10004
Attn: Reorganization Department
Telephone: (212) 509-4000 extension 536
Facsimile: (212) 616-7610

The address and telephone number of the Information Agent for inquiries, information or requests for additional documentation are as follows:

Morrow & Co., Inc.
470 West Avenue
Stamford, Connecticut 06902
(203) 658-9400

Shareholders: (800) 607-0088
Banks and Brokers: (800) 654-2468

E-Mail: gainsco.info@morrowco.com

Partial Exercises; Effect of Over- and Underpayments.   If you exercise less than all of the Subscription Rights evidenced by your Subscription Certificate, the Subscription Agent will issue to you a new Subscription Certificate evidencing the unexercised Subscription Rights upon your request. However, if you choose to have a new Subscription Certificate sent to you, you may not receive any such new Subscription Certificate in sufficient time to permit exercise of the Subscription Rights evidenced thereby.

If you have not indicated the number of Subscription Rights being exercised, or if you do not deliver the dollar amount sufficient to purchase the number of shares subscribed for, you will be deemed to have exercised the Subscription Rights with respect to the maximum number of whole Subscription Rights which may be exercised for the Subscription Price payment you deliver.

If the aggregate Subscription Price paid by you exceeds the amount necessary to purchase the number of Underlying Shares for which you have indicated an intention to subscribe (such excess being the “Subscription Excess”), then you will be deemed to have exercised the Over-Subscription Rights to the full extent of the excess payment tendered, to purchase, to the extent available, that number of whole shares of Common Stock equal to the quotient obtained by dividing the Subscription Excess by the Subscription

Price. Any remaining amount shall be returned to you by mail, without interest or deduction, as soon as practicable after the Expiration Date and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected.

Sale or Transfer of Rights.   The Subscription Rights are not transferable in any way, except to affiliates of the recipient and except by operation of law. Evidence satisfactory to the Company that any such permitted transfer is proper must be delivered to the Subscription Agent prior to the Expiration Date by mail, by hand or by overnight courier to the Subscription Agent at the address specified in these instructions.

2.     Delivery of Stock Certificates.   The following deliveries and payments will be made to the address shown on the face of your Subscription Certificate, unless you provide instructions to the contrary in your Subscription Certificate.

(a)   Basic Subscription Rights.   As soon as practicable after the Expiration Date and the valid exercise of Subscription Rights, the Subscription Agent will mail to each exercising Subscription Rights holder certificates representing shares of Common Stock purchased pursuant to the Basic Subscription Rights.

(b)   Over-Subscription Rights.   As soon as practicable after the Expiration Date and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected, the Subscription Agent will mail to each Subscription Rights holder who validly exercises the Over-Subscription Rights certificates representing the number of shares of Common Stock, if any, allocated to such Subscription Rights holder pursuant to the Over-Subscription Rights.

(c)   Excess Cash Payments.   As soon as practicable after the Expiration Date and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected, the Subscription Agent will mail to each Subscription Rights holder any excess amount, without interest or deduction, received in payment of the Subscription Price.

3.     To Have a Subscription Certificate Divided into Smaller Denominations.   To have a Subscription Certificate divided into certificates for smaller numbers of Subscription Rights, send your Subscription Certificate, together with complete instructions (including specification of the whole number of Subscription Rights you wish to be evidenced by each new Subscription Certificate) signed by you, to the Subscription Agent, allowing a sufficient amount of time for new Subscription Certificates to be issued and returned so that they can be used prior to the Expiration Date. Alternatively, you may ask a bank or broker to effect such actions on your behalf. As a result of delays in the mail, the time of the transmittal, the necessary processing time and other factors, you may not receive such new Subscription Certificates in time to enable you to complete an exercise by the Expiration Date. Neither the Company nor the Subscription Agent will be liable to you for any such delays.

4.     Execution.

(a)   Execution by Registered Holder.   The signature on the Subscription Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Subscription Certificate without any alteration or change whatsoever. Persons who sign the Subscription Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority so to act.

(b)   Execution by Person Other than Registered Holder.   If the Subscription Certificate is executed by a person other than the holder named on the face of the Subscription Certificate, proper evidence of authority of the person executing the Subscription Certificate must accompany the same unless the Subscription Agent, in its discretion, dispenses with proof of authority.

(c)   Signature Guarantees.   Your signature must be guaranteed by an eligible guarantor institution if you specify special issuance or delivery instructions.

5.     Method of Delivery.   The method of delivery of Subscription Certificates and the payment of the Subscription Price to the Subscription Agent will be at the election and risk of the Subscription Rights holder. If sent by mail, it is recommended that they be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent prior to the Expiration Date.

6.     Special Provisions Relating to the Delivery of Subscription Rights through Depository Facility Participants.   In the case of holders of Subscription Rights that are held of record through The Depository Trust Company (“DTC”), exercises of the Subscription Rights may be effected by instructing DTC to transfer Subscription Rights from the DTC account of such holder to the DTC account of the Subscription Agent, together with payment of the Subscription Price for each share of Common Stock subscribed for pursuant to the Subscription Rights.